Exhibit (d)(12)

Blackstone Alternative Multi-Manager Fund

FORM OF INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of this      day of July, 2013, between Blackstone Alternative Investment Advisors LLC, a Delaware limited liability company (the “Adviser”), and HealthCor Management, L.P., a Delaware limited partnership (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Blackstone Alternative Investment Funds, a Massachusetts business trust (the “Trust”), on behalf of its series, Blackstone Alternative Multi-Manager Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

WHEREAS, in selecting sub-investment advisers and entering into and amending sub-advisory agreements, the Adviser and the Trust may rely upon an exemptive order obtained from the Securities and Exchange Commission dated April 2, 2013 or any amendments to such order (“SEC”); and

WHEREAS, the Adviser and the Board of Trustees (the “Board”) of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.	Appointment.

a.

Role of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser for the Fund, subject to the general oversight and direction of the Adviser and the Board, for the period hereinafter set forth. Without limiting the generality of the previous statement, the Sub-Adviser shall manage the investment and reinvestment of the assets of the Fund in accordance with such investment strategies and within such limitations as the Adviser and the Sub-Adviser shall agree from time to time (the “Strategy”). The Sub-Adviser acknowledges and agrees that the various investment advisory and other services as set forth herein to be performed by the Sub-Adviser will apply to the portion of the Fund’s assets that Adviser or the Board shall from time to time designate, which may consist of all or a portion of the Fund’s assets (the “Allocated Portion”). Initially, the Sub-Adviser will provide the various investment advisory and other services with respect to the Allocated Portion directly to a wholly-owned subsidiary of the Fund, which shall initially be Blackstone Alternative Multi-Manager Sub Fund IV L.L.C. The Sub-Adviser hereby accepts such appointment and agrees during such period, subject to the general oversight of the Board and the Adviser, to render the services and to assume the obligations herein set forth for the compensation stated in Section 5 hereof. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority or obligation to act for or represent the Adviser, the Trust or the Fund in any way.

b.	Limitations of Sub-Adviser’s Responsibility. Except as expressly set forth in this Agreement, the Sub-Adviser shall not be responsible for aspects of the Fund’s investment program other than the implementation of the Strategy with respect to the Allocated Portion. In so implementing the Strategy with respect to the Allocated Portion, except as otherwise agreed, the Sub-Adviser shall not be required to consider any assets or other investments of the Fund outside of the Allocated Portion.

c.	Sub-Advisory Arrangement Not Exclusive for Fund. It is acknowledged and agreed that the Adviser may appoint from time to time other sub-advisers in addition to the Sub-Adviser to manage portions of the assets of the Fund that do not constitute the Allocated Portion and nothing in this Agreement shall be construed or interpreted to grant the Sub-Adviser an exclusive arrangement to act as the sole sub-adviser to the Fund. It is further acknowledged and agreed that the Adviser makes no commitment to designate any portion of the Fund’s assets to the Sub-Adviser as the Allocated Portion.

2.	Sub-Adviser Duties.

The Sub-Adviser is hereby granted (subject to the limitations expressed) the following authority and undertakes to provide the following services and to assume the following obligations:

a.	Supervision; Adviser Retains Certain Authority. In furnishing the services hereunder, the Sub-Adviser will be subject to the supervision of the Adviser and the Board. Subject to approval of the Board and reasonable advance written notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

b.

Continuous Investment Program. The Sub-Adviser shall formulate and implement a continuous investment program for the Allocated Portion in accordance with the Strategy, including determining what portion of the Allocated Portion will be invested or held uninvested in cash or cash equivalents. Without limiting the generality of the foregoing, the Sub-Adviser is authorized to: (a) make investment decisions for the Fund in respect of the Allocated Portion, including decisions for the investment and reinvestment of the assets (including cash and cash-equivalent assets) held in the Allocated Portion; (b) place purchase and sale orders for portfolio transactions in respect of the Allocated Portion and manage otherwise uninvested cash or cash equivalent assets of the Allocated Portion; and (c) subject to Section 2(d) below, execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Sub-Adviser’s management of the Allocated Portion (in such respect, and only for this limited purpose, the Sub-Adviser will, as necessary to effect such documentation, agreements, contracts and other documents, act as the Adviser’s and the Fund’s agent and attorney in fact).

c.	Management in Accordance with Fund Governing Documents and Procedures. The Sub-Adviser will manage the Allocated Portion subject to and in accordance with (i) the Strategy; (ii) the investment policies and restrictions of the Fund set forth in the Fund’s Agreement and Declaration of Trust, as amended, By-Laws and the prospectus (the “Prospectus”) and statement of additional information (“SAI”) included in the Fund’s registration statement (as from time to time amended, supplemented, and in effect, the “Registration Statement”) (collectively, the “Governing Documents”); (iii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and the rules and regulations thereunder and the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder applicable to qualification as a “regulated investment company,” and (iv) any written instructions reasonably consistent with the Strategy which the Adviser or the Board may issue to the Sub-Adviser from time to time. The Sub-Adviser also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Board with respect to the Fund as from time to time in effect and furnished in writing to the Sub-Adviser (the “Procedures”). For the avoidance of doubt and except as otherwise agreed, in managing the Allocated Portion as set forth above, the Sub-Adviser shall have no responsibility to consider any assets or other investments of the Fund outside of the Allocated Portion. The Adviser has provided to the Sub-Adviser copies of all current Governing Documents and current Procedures and shall provide to the Sub-Adviser any amendments or supplements thereto within a reasonable time after amendment or approval, as applicable, and the Sub-Adviser shall not be liable for acting in accordance with existing forms of Governing Documents or Procedures prior to being notified of any amendments thereto. The Adviser shall timely furnish the Sub-Adviser with such additional information as may be reasonably necessary for or reasonably requested by the Sub-Adviser to perform its responsibilities pursuant to this Agreement.

d.

Fund Counterparties. Sub-Adviser will utilize counterparties for prime brokerage, futures and options clearing, and ISDA services under agreements set up by, and in the name of, the Adviser or the Fund. In effecting transactions for the Allocated Portion, Sub-Adviser will utilize brokers for trade execution selected by the Sub-Adviser and approved by the Adviser (which approval shall not be unreasonably withheld) and accounts set up by Sub-Adviser with such brokers. Sub-Adviser will make originals or copies of any such trade execution agreements with such brokers available for inspection on the premises of the Sub-Adviser upon the reasonable request of the Adviser. The Sub-Adviser will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion and will perform in-house reconciliation procedures on such accounts and provide information regarding such reconciliations to the Adviser upon request.

e.	Reports. The Sub-Adviser shall render such reports to the Board and the Adviser as they may reasonably request concerning the investment activities of the Sub-Adviser with respect to the Allocated Portion. On each business day, the Sub-Adviser shall provide reports (to which Cleared Personnel (as defined below) will have access) to the Fund’s administrator (the “Administrator”) regarding (i) the securities or other instruments held in the Allocated Portion; and (ii) the securities or other instruments purchased and sold for the Allocated Portion by the Sub-Adviser on such business day. The Sub-Adviser also shall provide such additional information to the Adviser or the Administrator regarding the Sub-Adviser’s implementation of the Strategy with respect to the Allocated Portion as the Adviser or Administrator may reasonably request.

“Cleared Personnel” shall mean all employees of Blackstone Alternative Asset Management L.P. (“BAAM”) who (i) are subject to BAAM’s confidentiality policies and procedures; (ii) are involved in the compliance and/or operations of the Fund (provided that single-named securities held by the Allocated Portion will not be provided to BAAM’s Front Office Investment Team); and (iii) have a legitimate business need to receive information about the Sub-Adviser.

f.	Proxy Voting. At the request of the Adviser, the Sub-Adviser shall be responsible for voting proxies and making all other voting and consent determinations with respect to the issuers of securities and other instruments held in the Allocated Portion in (i) a manner deemed by the Sub-Adviser to be in the best interests of the Fund (as it relates to the Allocated Portion) and (ii) accordance with the Sub-Adviser’s proxy voting policies and procedures (a copy of which has been provided to the Adviser). The Adviser shall provide the Sub-Adviser notice reasonably in advance of any request that the Sub-Adviser vote proxies on behalf of the Allocated Portion (it being understood that a single notice may state a continuing obligation), and shall cause materials relating to such proxies to be forwarded to the Sub-Adviser in a timely fashion by the Fund’s custodian, the Administrator or another party. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Fund to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Allocated Portion. The Sub-Adviser shall provide disclosure regarding its proxy voting policies and procedures in accordance with the requirements of Form N-1A for inclusion in the Registration Statement of the Trust. To the extent that the Sub-Adviser votes proxies for the Allocated Portion, the Sub-Adviser shall report to the Adviser in a timely manner a record of all proxies voted, in such form and format that permits the Fund to comply with the requirements of Form N-PX with respect to the Allocated Portion. During any annual period in which the Sub-Adviser has voted proxies for the Allocated Portion, the Sub-Adviser shall, as may reasonably be requested by the Adviser, certify as to its compliance with its proxy voting policies and procedures and applicable federal statutes and regulations.

g.	Sub-Adviser’s Management and Monitoring of the Allocated Portion. The Sub-Adviser shall be responsible for daily monitoring during all business days of the investment activities and portfolio holdings associated with the Allocated Portion to ensure compliance with the Strategy, relevant Governing Documents and Procedures, and applicable law. The Adviser or the Trust on behalf of the Fund, as applicable, shall timely provide to the Sub-Adviser all information and documentation that the parties mutually agree are necessary or appropriate for the Sub-Adviser to fulfill its obligations under this Agreement. The Sub-Adviser shall use best efforts to comply with any instructions of the Adviser with respect to the investment activities used to manage the Allocated Portion to ensure the Fund’s compliance with the Governing Documents, Procedures and applicable law.

h.	Daily Transmission of Information to Custodian. In connection with any purchase and sale of securities or other instruments for the Allocated Portion, the Sub-Adviser will arrange for the transmission to the custodian for the Fund (the “Custodian”) on a daily basis such confirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Fund, as may be reasonably necessary to enable the Custodian to perform its custodial, administrative and recordkeeping responsibilities with respect to the Fund. Copies of such confirmations, trade tickets, and other documents and information shall be provided concurrently to the Administrator. With respect to securities or other instruments to be settled through the Fund’s Custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation of such trades to the Custodian. The parties acknowledge that the Sub-Adviser is not a custodian of the Fund’s assets and will not take possession or custody of such assets.

i.	Assistance with Valuation. The Sub-Adviser will provide reasonable assistance to the Custodian, Administrator or similar party designated by the Adviser in assessing the fair value of securities or other instruments held in the Allocated Portion for which market quotations are not readily available or for which the Adviser or the Board has otherwise determined to fair value such portfolio holdings.

j.

Provision of Information and Certifications. The Sub-Adviser shall timely provide to the Adviser and the Trust, on behalf of the Fund, all information and documentation they may reasonably request as necessary or appropriate in order for the Adviser and the Board to oversee the activities of the Sub-Adviser and in connection with the compliance by any of them with the requirements of the Governing Documents, the Procedures and any applicable law, including, without limitation, (i) information and commentary relating to the Sub-Adviser or the Allocated Portion for the Fund’s annual and semi-annual reports, in a format approved by the Adviser, together with (A) a certification that such information and commentary discuss all of the factors that materially affected the performance of the Fund with respect to the Allocated Portion during the relevant period, including the relevant market conditions and the investment techniques and strategies used during such period and (B) additional certifications related to the Sub-Adviser’s management of the Fund in order to support the Fund’s filings on Form N-CSR, Form N-Q and other applicable forms, and the Fund’s Principal Executive Officer’s and Principal Financial Officer’s certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) within 5 business days of a quarter-end, a quarterly certification with respect to compliance and operational matters related to the Sub-Adviser and the Sub-Adviser’s management of the Allocated Portion (including, without limitation, compliance with the Procedures), in a format reasonably requested by the Adviser, as it may be amended from time to time; and (iii) an annual certification from the Sub-Adviser’s Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), with respect to the design and operation of the Sub-Adviser’s compliance program, in a format reasonably requested by the Adviser.

k.	Code of Ethics. The Sub-Adviser will maintain a written code of ethics (the “Code of Ethics”) that complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Adviser and the Fund, and will institute procedures reasonably necessary to prevent any Access Person (as defined in Rule 17j-1) from violating its Code of Ethics. The Sub-Adviser will follow such Code of Ethics, as amended from time to time, in performing its services under this Agreement. The Sub-Adviser also will certify quarterly to the Trust on behalf of the Fund and the Adviser that it and its “Advisory Persons” (as defined in Rule 17j-1) have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Sub-Adviser has done to seek to ensure such compliance in the future. Annually, the Sub-Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning Code of Ethics and compliance program, respectively, to the Trust and the Adviser. The Sub-Adviser shall notify the Adviser promptly of any violation of the Code of Ethics involving the Fund that the Sub-Adviser deems, in its reasonable discretion, to be material. The Sub-Adviser will provide such additional information regarding violations of the Code of Ethics directly affecting the Fund as the Trust or its Chief Compliance Officer on behalf of the Fund or the Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Fund from a violation of the Code of Ethics, provided that the Sub-Adviser shall not be required to provide the Trust or the Adviser with information that it may not provide in accordance with applicable law. Further, the Sub-Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees.

l.	Sub-Adviser Review of Materials. Upon the Adviser’s request, the Sub-Adviser shall review and comment upon selected portions, relating to the Sub-Adviser and/or Strategy (including the Allocated Portion), of the Registration Statement, other offering documents and ancillary sales and marketing materials prepared by the Adviser for the Fund, and participate, at the reasonable request of the Adviser and as agreed to by the Sub-Adviser, in educational meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Fund. The Sub-Adviser promptly will inform the Fund and the Adviser if any information in the Registration Statement as provided to the Sub-Adviser (whether in draft form or otherwise) relating to the Sub-Adviser and/or Strategy (including the Allocated Portion) is (or the Sub-Adviser knows will become) inaccurate or incomplete.

m.	Regulatory and Legal Communications and Notices. Each party shall promptly provide written notice to the other party regarding any material inspections, notices, inquiries, actions, suits, proceedings, or investigations, in law or in equity, received from any governmental, judicial, administrative, or self-regulatory agency, or public board or body, including without limitation, any deficiency letter, responses to deficiency letters, or similar communications or actions relating to matters that could reasonably be viewed as material to the Sub-Adviser or its ability to provide services to the Fund. In addition, the Sub-Adviser shall promptly provide notice to the Adviser regarding any such inspections, notices, inquiries, actions, suits, proceedings, or investigations naming the Fund or relating to matters that could reasonably be viewed as material to the Fund. Upon request, the notifying party shall promptly make available such documents to the other party unless, in the opinion of the notifying party’s counsel, the notifying party would be legally or contractually prohibited from doing so.

n.	Notice of Material Actions / Change in Control. The Sub-Adviser will promptly notify the Adviser in writing of developments relating to its duties as sub-adviser of which the Sub-Adviser has, or should have, knowledge that would materially affect the Fund, including, but not limited to, any of the following events (i) any change in the executive officers, partners, or key personnel of the Sub-Adviser, including, without limitation, if either Joseph Healey or Arthur Cohen shall cease to be employed by the Sub-Adviser or oversee the implementation by the Sub-Adviser of the Strategy; (ii) any actual or expected change in control or management of the Sub-Adviser; (iii) any change in the portfolio manager(s) primarily responsible for the day-to-day management of the Allocated Portion; and (iv) the commencement of any proceedings relating to, conviction of, final regulatory determination with respect to, settlement involving, or guilty or “no contest” plea by the Sub-Adviser or any of its executive officers (including, without limitation, Joseph Healey or Arthur Cohen) to a securities-related criminal offense or upon the final determination by a regulatory authority that any of the foregoing persons has committed a material securities-related regulatory violation.

The Adviser will promptly notify the Sub-Adviser in writing of developments relating to the Fund of which the Adviser has, or should have, knowledge that would materially affect the Allocated Portion, including, but not limited to, any of the following events (i) any actual or expected change in control of the Adviser; and (ii) the commencement of any proceedings relating to, conviction of, final regulatory determination with respect to, settlement involving, or guilty or “no contest” plea by the Adviser or any of its executive officers to a securities-related criminal offense or upon the determination by a regulatory authority that any of the foregoing persons has committed a material securities-related regulatory violation.

3.	Broker-Dealer Selection.

To the extent provided in the Prospectus or SAI of the Fund’s Registration Statement, and in accordance with applicable Procedures, the Sub-Adviser shall, in the name of the Fund, place orders for the execution of portfolio transactions when applicable with or through such brokers, dealers or other financial institutions as selected in accordance with Section 2(d) hereof. The Sub-Adviser shall use commercially reasonable efforts to seek to obtain the best execution, under the circumstances, of all portfolio transactions executed on behalf of the Fund. The Sub-Adviser may, to the extent permissible by Section 28(e) of the Securities Exchange Act of 1934, and not inconsistent with the Procedures, and such written instructions as the Adviser may from time to time provide to the Sub-Adviser, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction or to other transactions to which other clients of the Sub-Adviser may be a party.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, in accordance with applicable law and any relevant Procedures, aggregate the securities to be so purchased or sold with other orders for other clients of the Sub-Adviser in order to obtain best execution. In such event, allocation of the securities so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by the Sub-Adviser consistent with the Procedures and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

On an ongoing basis, but not less often than annually, the Sub-Adviser will provide a written report, in a form reasonably agreed between the Sub-Adviser and the Adviser, summarizing the “soft dollar” arrangements that the Sub-Adviser maintains with brokers or dealers that execute transactions for the Allocated Portion, and of all research and other services provided to the Sub-Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party) as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

4.	Book and Records; Periodic Reports.

a.	Maintenance Requirements. The Sub-Adviser shall maintain such books and records with respect to the Allocated Portion as are required by law, including, without limitation, the 1940 Act (including, without limitation, the investment records and ledgers required by Rule 31a-1) and the Advisers Act, and the rules and regulations thereunder (the “Fund’s Books and Records”). The Sub-Adviser agrees that the Fund’s Books and Records are the Fund’s property and further agrees to surrender promptly to the Trust or the Adviser the Fund’s Books and Records upon the request of the Board or the Adviser; provided, however, that the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost. The Sub-Adviser shall make the Fund’s Books and Records available for inspection and use by the SEC and other regulatory authorities having authority over the Fund, the Trust, the Adviser or any person retained by the Board at all reasonable times. Where applicable, the Fund’s Books and Records shall be maintained by the Sub-Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act. In the event of the termination of this Agreement, the Fund’s Books and Records will be returned to the Trust or the Adviser; provided, however, that the Sub-Adviser may retain copies of the Fund’s Books and Records at its own cost. The Adviser and Fund’s Chief Compliance Officer shall, upon reasonable advance notice, be provided with access to the Sub-Adviser’s documentation and records relating to the Fund and copies of such documentation and records.

b.	Periodic Reports and In-Person Meetings. The Sub-Adviser shall (i) with the assistance of the Adviser, render to the Board such periodic and special reports as the Board or the Adviser may reasonably request; and (ii) meet with the Adviser or Board upon reasonable request for the purpose of reviewing the Sub-Adviser’s performance under this Agreement at reasonable times and upon reasonable advance notice. The Adviser shall use commercially reasonable means to keep the content of any such reports or presentations confidential with respect to third parties other than the Board, subject to applicable law and regulatory requirements.

5.	Compensation of the Sub-Adviser.

The Adviser will pay the Sub-Adviser for its services with respect to the Fund the compensation specified in Appendix A to this Agreement.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear its expenses of providing services pursuant to this Agreement. It is understood that, pursuant to the Advisory Agreement, the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Fund shall include, without limitation, those set forth in Section 4 of the Advisory Agreement.

7.	Standard of Care; Breach.

a.	Standard of Care. The Sub-Adviser will exercise its best judgment and will act in good faith and use reasonable care and act in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement.

b.	Notification, Curing Breach. The Sub-Adviser will promptly notify the Adviser of any material breach of this Agreement, the 1940 Act (with respect to the Fund), the Governing Documents, the Procedures, or the Strategy. The Adviser will promptly notify the Sub-Adviser of any material breach of this Agreement, the 1940 Act (with respect to the Fund), the Governing Documents, and the Procedures (to the extent that such breach would have a material adverse effect on the Allocated Portion).

Each party shall use its reasonable best efforts to cooperate with the other party in curing any regulatory or compliance breaches or breaches of this Agreement as promptly as possible.

8.	Use of Names and Track Record.

a.	Adviser’s and Fund’s Use of Sub-Adviser Name. For so long as the Fund remains in existence, the Adviser and the Fund shall have a royalty-free license to use the name of the Sub-Adviser, including any short-form of such name, or any combination or derivation thereof, for the purpose of identifying the Sub-Adviser as a sub-adviser to the Fund. The Sub-Adviser acknowledges and agrees that the Adviser, the Fund and the Fund’s selling agents will use such names in marketing the Fund to current and prospective investors. The Adviser and the Fund shall cease to use the name of the Sub-Adviser in any newly printed materials (except as may, in the sole discretion of the Adviser, be reasonably necessary to comply with applicable law) promptly upon termination of this Agreement with respect to the Fund, and the Fund shall promptly amend, and, if necessary, file such amendment to, any applicable organizational document, changing its name so that the name of Sub-Adviser is not included in the name of the Fund. During the term of this Agreement, the Sub-Adviser shall have the right, upon reasonable request and at its own expense, to review all sales and other marketing materials utilizing the name of the Sub-Adviser and any combination or derivation thereof, provided, however, that if the Sub-Adviser fails to comment in writing (including via e-mail) by the end of the third business day after delivery of such materials that require Sub-Adviser approval, the Sub-Adviser will be deemed to have granted consent on the end of the fifth business day following delivery of such materials to the Sub-Adviser for approval.

b.

Restrictions on Use of Adviser’s and Sub-Adviser’s Name. The Sub-Adviser shall not use the name of the Trust, the Fund, the Adviser, “Blackstone Alternative Asset Management L.P.” or “Blackstone” (or any combination or derivation thereof) in any material relating to the Sub-Adviser in any manner not approved prior thereto in writing by the Adviser (other than inclusions of such entities in lists of the Sub-Adviser’s clients). Other than as expressly stated herein, the Adviser shall have no right to use the name “HealthCor” or “HealthCor Management, L.P.” (or any combination or derivation thereof) without the written consent of the Sub-Adviser. Each of the Adviser and the Sub-Adviser represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames, or reflects adversely upon the Trust, the Fund, the Adviser or the Sub-Adviser, as applicable.

c.	Sub-Adviser’s Use of Track-Record. The Sub-Adviser may use performance data it generates in connection with the Allocated Portion for its track record, provided that the Fund is not specifically identified by name without the approval in writing by the Adviser.

9.	Liability and Indemnification.

a.	Except as otherwise set forth in this Agreement, the Sub-Adviser shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding, or sale of any position; provided that nothing in this Agreement shall be construed to protect the Sub-Adviser or any officer, director, partner, agent, employee, or controlling person of the Sub-Adviser against any liability to which the Sub-Adviser would otherwise be subject by reason of the Sub-Adviser’s breach of this Agreement or the willful misconduct, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Sub-Adviser, or its officers, directors, partners, agents, employees and controlling persons.

b.	The Sub-Adviser shall be responsible for, and shall indemnify and hold the Fund and the Adviser and each of their respective Trustees, members, officers, employees, and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “Securities Act”), harmless against, any and all Losses (as defined below) arising out of or resulting from a “Trade Error” (as defined in the Compliance Manual of the Fund, as the same may be amended from time to time) caused by the negligent action or negligent omission of the Sub-Adviser or its agent. The Adviser agrees to provide written notice to the Sub-Adviser at least 35 days prior to any material changes to the definition of Trade Error becoming effective with respect to the Allocated Portion unless, in the reasonable discretion of the Adviser, such change must become effective earlier due to any applicable law, rule, regulation or court order, in which case the Adviser will provide written notice to the Sub-Adviser as promptly as reasonable practicable. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund. For the avoidance of doubt, it is acknowledged and agreed that the Fund is a third party beneficiary of the indemnity granted in this Section 9(b), and the indemnity is intended to cover claims by the Fund, the Trust (on behalf of the Fund), or the Adviser against the Sub-Adviser for recovery pursuant to this section.

c.	The Sub-Adviser acknowledges that it has received notice of and accepts the limitations upon the Fund’s liability set forth in its Agreement and Declaration of Trust, as amended on September 10, 2012. The Sub-Adviser agrees that any of the Fund’s obligations shall be limited to the assets of the Fund and that the Sub-Adviser shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any other series of the Trust or any Trustees or officer, employee or agent of the Fund or other series of the Trust.

d.	The Sub-Adviser shall indemnify the Fund and the Adviser and each of their respective trustees, members, officers, employees and shareholders, and each person, if any, who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements) (collectively, “Losses”) asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or written communication to current or prospective investors in the Fund relating to disclosure that was either approved by the Sub-Adviser or provided by the Sub-Adviser in writing to the Adviser or the Fund for inclusion in such document(s); or (ii) the bad faith, willful misconduct, or gross negligence by the Sub-Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder. For the avoidance of doubt, it is acknowledged and agreed that the indemnity in this Section 9(d) shall not operate to limit in any way the indemnification granted by the Sub-Adviser to the Adviser, the Fund, or the Trust (on behalf of the Fund) in Section 9(b) above.

e.	The Adviser shall indemnify the Sub-Adviser and each of its officers, employees, and partners, and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act, against, and hold them harmless from, any and all Losses asserted by any third party in so far as such Losses (or actions with respect thereto) arise out of or are based upon (i) any actual material misstatement or omission in the Fund’s Registration Statement, any proxy statement, or written communication to current or prospective investors in the Fund (other than a misstatement or omission relating to disclosure that was either approved by the Sub-Adviser or provided by the Sub-Adviser in writing to the Adviser or the Fund for inclusion in such document(s)); (ii) any action or inaction by the Sub-Adviser that the Sub-Adviser has made or refrained from making, as applicable, in good faith pursuant to and consistent with the Adviser’s written instructions to the Sub-Adviser; or (iii) the bad faith, willful misconduct, or gross negligence by the Adviser in the performance of its duties under this Agreement or reckless disregard of its obligations or duties hereunder.

f.	Promptly after receipt of notice of any action, arbitration, claim, demand, dispute, investigation, lawsuit or other proceeding (each a “Proceeding”) by a party seeking to be indemnified under Section 9(d) or 9(e) (the “Indemnified Party”), the Indemnified Party will, if a claim in respect thereof is to be made against a party against whom indemnification is sought under Section 9(d) or 9(e) (the “Indemnifying Party”) notify the Indemnifying Party in writing of the commencement of such Proceeding; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any indemnification liability which it may have to the Indemnified Party. No Indemnifying Party shall be liable under this section for any settlement of any Proceeding entered into without its consent with respect to which indemnity may be sought hereunder.

g.	The rights of indemnification provided in this section shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise by law. For the avoidance of doubt, no individual Indemnified Party shall be entitled to any duplicative indemnification proceeds pursuant to this Section 9.

10.	Sub-Adviser Insurance.

The Sub-Adviser agrees that it will maintain at its own expense an Errors and Omissions insurance policy with respect to the Sub-Adviser in a commercially reasonable amount based upon the amount of assets managed by the Sub-Adviser and Commercial General Liability insurance in a commercially reasonable amount. The foregoing policies shall be issued by insurance companies that maintain an A.M. Best rating of A- or higher, or are otherwise acceptable to the Adviser in its reasonable discretion. Any and all deductibles specified in the above-referenced insurance policies shall be assumed by the Sub-Adviser.

11.	Custodian.

The Fund’s assets shall be maintained in the custody of its Custodian. Any assets added to the Fund shall be delivered directly to the Fund’s Custodian, and the Sub-Adviser shall have no liability for the acts or omissions of any such Custodian.

12.	Representations of the Sub-Adviser.

The Sub-Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon its management of the Allocated Portion.

b.	Authority. The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized by all necessary action on the part of its governing body (i.e., its controlling partners), and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Sub-Adviser, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on behalf of the Sub-Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Sub-Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, and correct promptly any violations that have occurred, and will provide notice promptly to the Adviser of any material violations relating to the Fund; (v) has materially met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; and (vi) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates’ assets are subject, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of its or their activities which might reasonably be expected to result in a material adverse effect on the Fund, a material adverse change in the Sub-Adviser’s financial or business prospects, or which might reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement.

f.	ADV. It has provided the Adviser with a copy of its Form ADV and will, promptly after making any amendment to its Form ADV, furnish a copy of such amendment to the Adviser.

g.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, the Sub-Adviser will provide prompt written notification to the Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Sub-Adviser agrees that it will provide prompt notice to the Adviser in the event that: (i) the Sub-Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Sub-Adviser’s ability to perform this Agreement.

13.	Representations of the Adviser.

The Adviser represents, warrants and further covenants as follows:

a.	Duly Organized / Good Standing. It is duly organized, validly existing, and in good standing as a limited liability company under the laws of the State of Delaware, and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it.

b.	Authority. The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement, and the execution, delivery and performance of this Agreement by the Adviser does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation applicable to the Adviser, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser. Any individuals whose signatures are affixed to this Agreement on behalf of the Adviser have full authority and power to execute this Agreement on behalf of the Adviser.

c.	Enforceable Agreement. This Agreement is enforceable against the Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

d.	Registered Investment Adviser. The Adviser (i) is duly registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement and the Adviser’s investment advisory agreement with the Fund remain in effect, (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by the Adviser’s investment advisory agreement with the Fund, (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act, (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, (v) has materially met and will seek to continue to materially meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, and (vi) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of a registered investment company pursuant to Section 9(a) of the 1940 Act.

e.	No Material Pending Actions. To the best of its knowledge, there are no material pending, threatened, or contemplated actions, suits, proceedings, or investigations before or by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its affiliates, is a party or to which it or any of its affiliates or assets are subject, nor has it or any of its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange, or arbitration panel regarding any of their respective activities which might reasonably be expected to result in a material adverse change in the Adviser’s condition (financial or otherwise), business, or prospects or which might reasonably be expected to impair the Adviser’s ability to discharge its obligations under this Agreement or the Adviser’s investment management agreement with the Fund.

f.	Ongoing Representations and Warranties. If, at any time during the term of this Agreement, it discovers any fact or omission, or any event or change of circumstances has occurred, which would make any of its representations and warranties herein inaccurate or incomplete in any material respect, it will provide prompt written notification to the Sub-Adviser of such fact, omission, event, or change of circumstance, and the facts related thereto. The Adviser agrees that it will provide prompt notice to the Sub-Adviser in the event that: (i) the Adviser makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction; or (ii) a material event occurs that could reasonably be expected to adversely impact the Adviser’s ability to perform this Agreement.

14.	Renewal, Termination and Amendment.

a.	Renewal. This Agreement shall continue in effect until June 30, 2015, and thereafter for successive periods of twelve (12) months each, only so long as such continuance is specifically approved annually (i) by a vote of the Trustees of the Trust or by vote of a majority of outstanding voting securities of the Fund and (ii) by vote of a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) or of any person party to this Agreement, cast in person at a meeting called for the purpose of such approval.

b.	Termination. (i) This Agreement may be terminated at any time upon 60 days’ prior written notice to the non-terminating party (with a copy to the Fund) without payment of any penalty (A) by the Board, or by a vote of a majority of the outstanding voting securities of the Fund; (B) by the Sub-Adviser; or (C) by the Adviser.

(ii) This Agreement may also be terminated, without the payment of any penalty, by either party immediately upon a material breach by the other party of this Agreement which is not promptly cured pursuant to Section 7 hereof.

(iii) This Agreement shall terminate automatically and immediately (A) upon termination of the Advisory Agreement, or (B) in the event of its assignment. The terms “assignment,” “interested person” and “vote of a majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act or the rules thereunder.

(iv) This Agreement may be amended at any time by the Sub-Adviser and the Adviser, subject to approval by the Board (including approval by those Trustees that are not “interested persons” of the Trust) and, if required by the 1940 Act or applicable SEC rules and regulations, a vote of a majority of the Fund’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Adviser, the Trust or its affiliates.

(v) It is understood that from time to time the Allocated Portion may be zero. Unless otherwise agreed to in writing by the parties, this Agreement will not terminate in the event that no Allocated Portion is available for the Sub-Adviser.

c.	Consequences of Termination. In the event of termination of this Agreement, Sections 4(a), 8, 9, 14(c), 16, 20 and 23(b) shall survive such termination of this Agreement. Section 15 of this Agreement shall survive for a period of two (2) years following termination of this Agreement. Termination of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to any party under this Agreement.

15.	Confidentiality.

a.

Except as expressly authorized in this Agreement or as required by applicable law, regulation or court order, each party hereto and its affiliates (each, for purposes of this section, the “Recipient Party”) shall keep confidential and shall not use or disclose, except with the consent of the other party hereto (each, for purposes of this section, the “Disclosing Party”), any and all non-public, proprietary or confidential information concerning the business of the Disclosing Parties and/or their affiliates or investors, or potential investors, therein obtained in connection with the services rendered under this Agreement, including, without limitation, Portfolio Information (the “Information”); provided that the Recipient Party may make such disclosure to its directors, officers, partners, employees, agents, advisors, service providers, potential financing counterparties or representatives, including legal and compliance personnel (collectively, the “Representatives”) who (i) need to know the Information in connection with this Agreement, (ii) have been informed of the confidential nature of such Information and (iii) have been advised that such Information is to be kept confidential and not used for any other purpose; provided, that the ability of the Adviser to so disclose Portfolio Information shall not extend to the methodologies used by the Sub-Adviser to implement the Strategy and provided further that the Adviser shall not identify the securities and other instruments held in the Allocated Portion as constituting the Allocated Portion in any disclosure of such Portfolio Information unless otherwise required by law or by a court, government agency or self-regulatory body with competent jurisdiction over the Fund. The Recipient Party shall be responsible for a breach of this section. The term “Information” will not include information that (i) is or becomes publicly available other than as a result of a disclosure by the Recipient Party in violation of this section, (ii) is or becomes available to the Recipient Party or its Representatives from a source other than the Disclosing Party, which source, to the knowledge of the Recipient Party or its Representatives, does not have an obligation of confidentiality to the Disclosing Party with respect to such information, (iii) was already in the Recipient Party’s possession or the possession of its Representatives prior to receiving such information from the Disclosing Party, or (iv) is developed independently by the Recipient Party or its Representatives without use of the Information. Notwithstanding anything to the contrary provided elsewhere herein, none of the confidentiality provisions in this section shall in any way limit the activities of The Blackstone Group L.P. and its affiliates in their businesses distinct from that of the Adviser’s.

b.	Portfolio Information. As used herein “Portfolio Information” means confidential and proprietary information of the Fund, the Adviser or the Sub-Adviser that is received by a party hereto in connection with this Agreement, and information with regard to the portfolio holdings, investment activity and characteristics of the Fund. In addition to the requirements of subsection (a) above, the Adviser and the Sub-Adviser will restrict access to the Portfolio Information to Cleared Personnel of the Adviser and those employees of the Sub-Adviser or their affiliates or agents who will use it only for purposes reasonably related to the provision of services to the Fund and the Adviser and Sub-Adviser will be obligated to ensure that it is used only for such purposes.

c.	Each of the Adviser and the Sub-Adviser agrees that (i) it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Information and (ii) failure to maintain the confidentiality of the Information as outlined herein may cause irreparable harm to the Sub-Adviser or Adviser, respectively.

d.	Each Recipient Party acknowledges the global nature of each Disclosing Party’s businesses and the efforts the Disclosing Parties undertake to develop, preserve and protect their Information and their business and competitive advantage and goodwill. Accordingly, each Recipient Party acknowledges and agrees that the restrictions, limitations and obligations in this section are reasonable and necessary for the protection of the legitimate business interests of the Disclosing Parties and their Affiliates. Each Recipient Party also acknowledges that the Disclosing Parties would not have entered into this Agreement unless the Recipient Party agreed to such restrictions, limitations and obligations.

16.	Notices.

Except as otherwise specifically provided herein, all communications under this Agreement must be in writing and will be deemed duly given and received when delivered personally, when sent by facsimile or e-mail transmission or three days after being deposited for next-day delivery with an internationally recognized overnight international delivery service, properly addressed to the party to receive such notice at the party’s address specified herein, or at any other address that any party may designate by notice to the others.

Sub-Adviser:

[            ]

[            ]

[ADDRESS]

Fax: (            )             -

with a copy (which shall not constitute notice) to:

[            ]

[            ]

[ADDRESS]

Fax: (            )             -

Adviser:

By Delivery or Facsimile:

Peter Koffler

The Blackstone Group L.P.

Blackstone Alternative Investment Advisors LLC

345 Park Avenue, 28th Floor

New York, New York 10154

Fax: (212) 583-5016

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Attn: James E. Thomas

Fax: 617-235-0483

By Email:

BAMMFComplianceReporting@blackstone.com

17.	Severability.

If any provision of this Agreement is held by any court to be invalid, void or unenforceable, in whole or in part, the other provisions shall remain unaffected and shall continue in full force and effect, provided that the Agreement, as so modified, continues to express, without material change, the original intent of the parties and deletion of such provision will not substantially impair the respective rights and obligations of the parties, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

18.	Business Continuity.

The Sub-Adviser shall provide business continuity, disaster recovery and backup capabilities and facilities, through which the Sub-Adviser will be able to perform its obligations hereunder with minimal disruptions or delays. Upon request, the Sub-Adviser shall provide to the Adviser access to its written business continuity, disaster recovery and backup plan(s) or sufficient information and written certification regarding such plans to satisfy the Adviser and Fund’s reasonable inquiries and to assist the Fund and the Chief Compliance Officer of the Fund in complying with Rule 38a-1 under the 1940 Act. The Sub-Adviser represents that it tests its plan(s) on at least an annual basis, and shall, at the Adviser’s request, provide the Adviser with information regarding the results of its testing.

19.	Personnel.

The Sub-Adviser shall, in its reasonable discretion, perform background screening (including review of records as to violent or criminal conduct) of each employee of the Sub-Adviser with material access to Information or investment or oversight authority over a material portion of the Sub-Adviser’s assets under management.

20.	Limitation on Consultation.

In accordance with Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable law or regulation, the Sub-Adviser is not permitted to consult with any other subadviser to the Fund or any subadviser to any other portfolio of the Fund or to any other investment company or investment company series for which the Adviser serves as investment adviser concerning transactions for the Fund in securities or other assets. The Sub-Adviser is responsible only for providing advice with respect to the Allocated Portion.

21.	Lists of Affiliated Persons

The Adviser shall provide the Sub-Adviser with a list of each broker-dealer entity that is an “affiliated person,” as such term is defined in the 1940 Act, of the Fund. The Sub-Adviser shall provide the Adviser with a list of each person who is an “affiliated person” (and any affiliated person of such an affiliated person), as such term is defined in the 1940 Act, of the Sub-Adviser. Each of the Adviser and the Sub-Adviser agrees promptly to update such list whenever the Adviser or the Sub-Adviser becomes aware of any changes that should be added to or deleted from such list of affiliated persons.

22.	Cooperation.

The Sub-Adviser shall cooperate reasonably with the Adviser for purposes of filing any required reports, and responding to regulatory requests, with the SEC or such other regulator having appropriate jurisdiction. The Sub-Adviser will work in good faith with the Adviser and the Fund’s service providers to ensure the orderly daily operation of the Fund (including, without limitation, assisting with preparation of regulatory filings and responding to regulatory requests).

23.	Miscellaneous.

a.	Further Actions. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof.

b.	Governing Law. To the extent that state law is not preempted by the provisions of any law of the United States of America, all matters arising under or related to this Agreement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York.

c.	Appendices Part of Agreement. For the avoidance of doubt, it is acknowledged and agreed that the Appendices and Annexes appended hereto form a part of this Agreement. All defined terms used in this Agreement have the same meanings when used in the Appendices and Annexes hereto.

d.	Captions / Headings. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

e.	Joint Negotiation. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the parties intend that this Agreement be construed as if drafted jointly by the parties and that no presumption or burden of proof arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

f.	Counterparts. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one agreement, binding on the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below and effective as of the day and year first above written.

BLACKSTONE ALTERNATIVE INVESTMENT ADVISORS LLC

By:	Date:
Name:

HEALTHCOR MANAGEMENT, L.P.

By:	Date:
Name: